[HAYNES AND BOONE, LLP LETTERHEAD]

July 20, 2007

Handheld Entertainment, Inc.
539 Bryant Street, Suite 403
San Francisco, California 94107

Gentlemen:

We have acted as counsel to Handheld Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”). The Registration statement relates to 2,000,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.0001 per share, issuable pursuant to the terms and in the manner set forth in the Company’s 2007 Stock Incentive Plan (the “Plan”).

In connection therewith, we have examined (i) the Registration Statement, (ii) the Certificate of Incorporation, as amended, (iii) the Bylaws of the Company, (iv) the Plan and (iv) such other documents, corporate records, certificates and other instruments as we have deemed necessary for the expression of the opinions contained herein.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material to this opinion, and as to the content and form of the Certificate of Incorporation, as amended, Bylaws, the Plan, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Plan Shares are duly authorized, and when issued and delivered pursuant to the terms of the Plan and the agreements contemplated thereunder, against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the effects of the General Corporation Law of the State of Delaware, which includes its statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes or regulations. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any factors or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion is furnished in connection with the issuance, offer and sale of the Plan Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP